Share Purchase Option Plan – 2010

Exhibit 4.4

This is a free translation from the French language and is supplied solely for information purposes.  Only the original version in French language has legal force.

EDAP TMS
capital of 1.498.107,26 Euros
Headquarters : Parc d’Activité de La Poudrette Lamartine,
4, rue du Dauphiné, 69120 VAULX-EN-VELIN
316488204 RCS LYON

SHARE PURCHASE OPTION PLAN Extraordinary and Ordinary Assembly Meeting June 24, 2010 Board of Directors : June 25, 2010

1.  GENERAL

The Assembly meeting of Shareholders, on June 24, 2010, authorizes the Board of Directors, in accordance with articles L 225-177 et seq. of the French Commercial code, to grant, on one or more several occasions,

-	to the Chairman of the Board of Directors, to the Chief Executive Officer and to the Deputy Chief Executive Officers of the Company, if any, and
-
to all the employees of the Company or to some of them, as well as those of the companies andgroupements d’intérêt économique affiliated to the Company under the terms and conditions defined in article L 225-180 of the French Commercial code, options to purchase a maximum of 229,100 shares of the Company, with a nominal value of €0.13 each.

Authorization granted to the Board of Directors is valid until August 24, 2013.

Based on the above authorization, the Board of Directors held a meeting on June 25, 2010 and decided to grant share purchase options as follows:

2.  BENEFICIARY AND NUMBER OF SHARE PURCHASE OPTIONS

On June 25, 2010, the Board of Directos decided to grant two hundred and twenty nine thousand on hundred (229,100) share purchase options.

The list of beneficiaries, with the exact number of options allocated to each of them, fixed by the Board of Directors is attached (appendix 1).

The grant will be definitive upon signature of a contract by the beneficiaries.

3. EXERCISE PRICE

Each option give right to purchase one share at an exercise price of two euros and thirty eight cts (2.38 Euros), according to certains conditions as described hereunder.

Share Purchase Option Plan – 2010

The purchase price could not be modified for the duration of the plan. However, in the event that the Company would implement one of the operations set out in article L 225-181 paragraph 2 of the French Commercial Code, the number of shares under option as well as their purchase price could be adjusted in accordance with the provisions of article 7 hereof.

4. CONDITIONS D’EXERCICE DES OPTIONS

4.1 PRESENCE IN THE COMPANY

4.1.1 Principle

The share purchase options shall be null and void and could not be exercised by the Beneficiary, without the Company having to proceed to any formalities, in the case the Beneficiary does not work anymore in the Company, or its subsidiaries owned directly or indirectly for more than 50 % of their share capital and voting rights, as an employee or a company officer.

For the purpose of the previous paragraph, the date on which the Beneficiary shall be deemed to have stopped working in the company(ies) concerned shall be, depending upon the case, the date of sending or delivery of  the resignation letter of the Beneficiary, the date of sending of his dismissal letter or the date of his removal as a company officer.

4.1.2 Exceptions

As an exception to the provisions of article 4.1.1, in case of death of the Beneficiary, his heirs could exercise their share purchase options within six (6) month as from the decease, provided the beneficiary was authorized to exercise his options at the time of the decease and within the limits of shares allocated and exercisable.

If after the death of the Beneficiary, his heirs do not exercise the options within the 6 months period, the then options would be nil and void and underlying shares would then be available for a new option grant.

Similarly, the provisions of article 4.1.1 are not applicable in the following cases:
-	the Beneficiary decides to retire or his employer decides to pension him ;
-	the Beneficiary is recognised as an industrially disabled person within category 2 and 3 as defined in article L 341-4 of the French Social Security Code.

4.2 ABSORPTION OF THE COMPANY

4.2.1 Transfer of the commitments to the beneficiary(ies) of the contributions

In the case the Company is absorbed by another company, merges with one or several other companies to form a new company or split off, the company(ies) that benefit(s) from the contributions could substitute the Company for its duties toward the Beneficiary. In this case, the number and the price of the shares under option shall be determined either by applying the exchange ratio used for the operation, or by applying other terms and conditions defined by the parties to the operation.

4.2.2 Absence of transfer of the commitments to the beneficiary(ies) of the contributions

In the case the company(ies) that benefit(s) from the contributions decide(s) not to substitute the Company for its duties toward the Beneficiary, the provisions of article 4.3. hereof will not be applicable.

Share Purchase Option Plan – 2010

In this case, the share purchase poptions could be exercised by the Beneficiary within the period notified to him by the Board of Directors by registered letter with acknowledgement of receipt or letter with discharge. Failing that, the share purchase will be null and void.

In case of exercise of the options within the period mentioned in the previous paragraph, the shares issued from the shares exchange, resulting from the absorption, the merger or the split-off, shall be subject to the same conditions of holding and sale than those mentioned in article 6 hereof. In the case these conditions were not satisfied, any social security contributions that would be charged would be fully in charge of the Beneficiary.

4.3  SCHEDULE FOR THE EXERCISE OF THE OPTIONS

4.3.1 Principle

Without prejudice to what is provided in article 4.2.2., the share purchase options could only be exercised by the Beneficiary on expiry of each of the following periods:

-
the first quarter of options, i.e fifty seven thousand two hundred and seventy five (57,275) share purchase options, could only be exercised on expiry of a period of one (1) year as from the date of allocation of the options by the Board of Directors, i.e. at the earliest on June 25, 2011;

-
the first quarter of options, i.e fifty seven thousand two hundred and seventy five (57,275) share purchase options, could only be exercised on expiry of a period of one (1) year as from the date of allocation of the options by the Board of Directors, i.e. at the earliest on June 25, 2012;

-
the first quarter of options, i.e fifty seven thousand two hundred and seventy five (57,275) share purchase options, could only be exercised on expiry of a period of one (1) year as from the date of allocation of the options by the Board of Directors, i.e. at the earliest on June 25, 2013;

-
the first quarter of options, i.e fifty seven thousand two hundred and seventy five (57,275) share purchase options, could only be exercised on expiry of a period of one (1) year as from the date of allocation of the options by the Board of Directors, i.e. at the earliest on June 25, 2014;

4.3.2. Exceptions

By way of exception, the provisions of article 4.3.1 shall not be applicable in the case any of the following operations is implemented:

-
public purchase offer, within the meaning of article L 433-1 of the French Monetary and Financial Code, relating to the shares of the Company or, as long as the shares of the Company are listed on the National Association of Securities Dealers Automated Quotation (NASDAQ), any similar operation carried out according to the NASDAQ regulations ;

-
public exchange offer, within the meaning of article L 433-1 of the French Monetary and Financial Code, relating to the shares of the Company or, as long as the shares of the Company are listed on the NASDAQ, any similar operation carried out according to the NASDAQ regulations ;

-
mixed public offer relating in part to the purchase of shares of the Company by cash payment and in part to the exchange of shares of the company for shares of the initiator or, as long as the shares of the Company are listed on the NASDAQ, any similar operation carried out according to the NASDAQ regulations.

In the cases mentioned above, the Beneficiary shall be entitled to exercise his options at one or several times as from the date of delivery of the initial offer (public purchase offer, public exchange offer, mixed public offer and similar operations on the NASDAQ) to the relevant authority.

Share Purchase Option Plan – 2010

Moreover, as an exception to the exercise schedule provided in article 4.4.1 above, in case of death of the Beneficiary, his heirs could exercise their share subscription options within a period of six (6) months as from the decease, as per article 4.1.2.

4.4. TIME LIMIT FOR THE EXERCISE OF THE OPTIONS

The share purchase options shall be exercise by the Beneficiary before the end of a period of ten (10) years as from June 25, 2010, date of their allocation by the Board of Directors, i.e. before June 25, 2020.

5. TERMS OF EXERCISE OF THE OPTIONS

The share purchase options could only be exercised if all the conditions provided hereof are satisfied on the day of the exercise of the options.

In order to exercise their share purchase options, the Beneficiary shall send to the legal representative of the Company, a notification indicating the number of options that he wishes to exercise, along with a bank cheque payable to the Company of an amount equal to the purchase price of the shares.

Furthermore, in the event that the sale of shares under this share purchase option plan is not registered under the U.S. Securities Act but an exemption is available which requires an investment representation or other representation, the Beneficiary shall represent and agree at the time of exercise that the shares being acquired upon exercising this option are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

The Company being listed on the NASDAQ market, the beneficiary will obtain American Depositary Receipt (ADRs) upon exercise of his purchase option. In case the Company is no longer listed on the NASDAQ market, the Beneficiary will have the ownership and the enjoyment of the shares on the date of exercise of the options.

6. CONDITIONS OF HOLDING AND SALE OF THE SHARES

6.1 HOLDING OF THE SHARES

Until the end of a period of four (4) years as from the allocation of the share purchase options, the shares issued from the exercise of the options shall be kept as registered shares by the Beneficiary and could not be converted into bearer shares.

Similarly, until the end of a period of four (4) years as from the allocation of the share purchase options, the shares issued from the exercise of the options could not be subject to a lease agreement.

Failing that, any social security contributions that would be charged would be fully in charge of the Beneficiary.

6.2 SALE OF THE SHARES

The shares issued from the exercise of  the share purchase options could not be sold before the end of a period of four (4) years as from the date of allocation of the share purchase options by the Board of Directors, i.e. at the earliest on June 25, 2014. Failing that, any social security contributions that would be charged would be fully in charge of the Beneficiary.

Share Purchase Option Plan – 2010

During this period of unavailability, the shares issued from the exercise of the share subscription options could not be converted into ADRs.

6.3  U.S. SECURITIES LAW RESTRICTIONS

The shares to be issued from exercised share subscription options have not been registered under the U.S. Securities Act and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the U.S. Securities Act, or an exemption from the registration requirements of the U.S. Securities Act is available.

Regardless of whether the offering and sale of shares under this share purchase option plan have been registered under the U.S. Securities Act or have been registered or qualified under the securities laws of any U.S. state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the U.S. Securities Act, the securities laws of any state or any other law.

6.4  EXCEPTIONS

As an exception to the provisions of articles 6.1 and 6.2 above, the shares issued from the exercise of the options will be freely transferable, convertible into ADRs, convertible into bearer shares and could be subject to a lease agreement without any restriction in the following cases :

-
case where the Beneficiary is not subject to French tax and social regulations during the period between the date of allocation of the share purchase options by the Board of Directors and the date of sale of the shares issued from the exercise of the options and where the sale of the shares could not challenge the tax and social exemption regime that may benefit to French companies allocating share purchase options ;

-	case where the Beneficiary of the share purchase options is dismissed more than three (3) months after having exercised the options ;
-	case where the Beneficiary of the share s purchase options is pensioned by his employer more than three (3) months after having exercised the options ;
-	case where the Beneficiary dies ;
-	case where the Beneficiary is recognised as an industrially disabled person within category 2 and 3 as defined in article L 341-4 of the French Social Security Code.

However, the restrictions referred to in article 6.3 shall continue to apply.

6.5 OFFICERS OF THE COMPANY

Without prejudice of the above, shares obtained following a share purchase by the Chairman  of the Board, the Chief Executive Officer, and other officers, must be kept in registered name and will be be tradable, leased or converted until the mandate is over, as follows :
-	40 % during a 12 months period from restricted period described in article 6.2.,
-	Then 20% , until mandate is over.

6.6  INTERCALARY OPERATIONS

Articles 6.1 and 6.2 do not prohibit, during the unavailability period of four (4) years, the exchange, without cash payment, of shares issued from the exercise of options resulting from a public purchase offer, a merger, a split off, a division or a consolidation performed according to applicable law, or from a contribution to a company incorporated under the conditions set forth in article 220 nonies of the French Tax Code.

Share Purchase Option Plan – 2010

However, the conditions of holding and sale mentioned in article 6.1 and 6.2 hereof shall continue to apply to the shares received in exchange. In the case where these conditions would not be satisfied, any social contributions that would be charged would be fully in charge of the Beneficiary.

The terms of this article 6.6 remain subject to article 6.3, as applicable.

7. PROTECTION OF THE INTERESTS OF THE BENEFICIARY

7.1 GENERAL PROVISIONS

In accordance with article L 288-99 of the French Commercial Code, which makes reference to article L 225-181of the French Commercial Code, the Board of Directors shall take the necessary steps to protect the interests of the Beneficiary in case of realisation of one of the following operations :

-	capital write-off or reduction of the share capital ;
-	change in the allocation of profits ;
-	distribution of free shares ;
-	increase of capital by way of incorporating reserves, profits or share premiums ;
-	reserves distribution ;
-	any issue of shares or securities giving right to the allocation of shares including a subscription right reserved to the shareholders.

In this purpose, the Board of Directors shall :

-
either let the Beneficiary exercise his share purchase options if the period set forth in article 4.3 hereof has not started yet, so that he can immediately participate to or benefit from the operations mentioned above ;

-
or make arrangements to enable the Beneficiary, if he later exercises his rights, to irrevocably subscribe to the new securities issued, or receive them free of charge, or receive cash or goods similar to those distributed, in the same quantities or proportions and under the same conditions, except concerning the enjoyment, as if he was, during the aforementioned operations, shareholder ;

-	or adjust the number of shares under option and their purchase price according to the conditions defined hereafter so as to take into account the effect of the operations mentioned above.

7.2 ADJUSTMENT OF THE SUBSCRIPTION PRICE OF THE SHARES

In accordance with article R 228-91 of the French Commercial Code, the adjustment shall consist in equalising, to within about a hundredth of a share, the value of the shares that would have been obtained in case of exercise of the share purchase options after the realisation of the operation and the value of the shares that would have been obtained in case of exercise of the share purchase options before the realisation of the operation.

The Board of Directors shall include in its annual report the method of calculation and the results of the adjustment.

7.2.1 Share capital increase in cash and issue of securities giving access to the share capital

In case of share capital increase in cash reserved to the shareholders or issue of securities giving access to the share capital reserved to the shareholders, the subscription price of the shares under option shall be determined, according to article R 228-91, paragraph 2, 1° of the French Commercial Code, by taking into account :

Share Purchase Option Plan – 2010

-
either the ratio between, on the one hand, the value of the preferential subscription right and, on the other hand, the value of the share after this right has been detached, where such values are equal to the average of the first market prices quoted during all the trading days included in the subscription period ;

-
or the number of securities issued for one old share, the issue price of these securities and the value of the shares after the subscription right has been detached which is equal to the weighted average of the market prices of at least the last three trading days before the day on which the issue has started.

However, the Board of Directors of the Company could define other adjustment methods, in particular concerning the method of determination of the value of the share to be taken into account for the application of the previous paragraph, provided that the shares of the Company are not listed on a regulated market.

7.2.2 Share capital increase by way of incorporating reserves, profits or share premiums and distribution of free shares

In accordance with article R 225-139 of the French Commercial Code, in case of share capital increase by way of incorporation of reserves, profits or share premiums and distribution of free shares, the subscription price of the shares under option shall be adjusted by calculating the product of such price multiplied by the ratio between the number of old shares and the total amount of old and new shares ; for the computation of such ratio, account shall be taken of the existence, if any, of various categories of old and new shares.

By way of exception, when the share capital increase is realised by raising the par value of the shares, there will be no adjustment of the purchase price of the shares under option.

7.2.3 Distribution of reserves, in cash or in kind, or share premiums

In case of distribution of reserves, in cash or in kind, or share premiums, the purchase price of the shares under option shall be determined, in accordance with article R 228-91, paragraph 2,  3° of the French Commercial Code, by taking into account the ratio between the amount distributed per share and the value of the share before this modification. This value is equal to the weighted average of the market prices of at least the three last trading days before the day of the distribution.

However, the Board of Directors of the Company could define other adjustment methods, in particular concerning the method of determination of the value of the share to be taken into account for the application of the previous paragraph, provided that the shares of the Company are not listed on a regulated market.

7.2.4 Change in the allocation of profits

In case of change in the allocation of profits, the purchase price of  the shares under option shall be determined, in accordance with article R 228-91, paragraph 2, 4° of the French Commercial Code, by taking into account the ratio between the reduction of the portion of profits per share and the value of the share before this change. This value is equal to the weighted average of  the market prices of at least the three last trading days before the day of the change.

However, the Board of Directors of the Company could define other adjustment methods, in particular concerning the method of determination of the value of the share to be taken into account for the application of the previous paragraph, provided that the shares of the Company are not listed on a regulated market.

Share Purchase Option Plan – 2010

7.2.5 Capital write-off

In case of capital write-off of the share capital, the purchase price of the shares under option shall be determined, in accordance with article R 228-91, paragraph 2, 5° of the French Commercial Code, by taking into account the ratio between the amount of the capital write-off per share and the value of the share before the capital write-off. This value is equal to the weighted average of the market prices of at least the last three trading days before the day of the capital write-off.

However, the Board of Directors of the Company could define other adjustment methods, in particular concerning the method of determination of the value of the share to be taken into account for the application of the previous paragraph, provided that the shares of the Company are not listed on a regulated market.

7.2.6 Decrease of share capital motivated by losses

In accordance with article R 225-142 of the French Commercial Code, in case of  share capital decrease motivated by losses, the purchase price of the shares under option, decided before this operation, shall be adjusted by calculating the product of such price multiplied by the ratio between the number of old shares and the number of shares remaining after decrease.

For the computation of such ratio, account shall be taken of the existence, if any, of various categories of old and new shares.

In case of share capital decrease without change in the number of shares, there should be no adjustment.

7.3 AJUSTMENT OF THE NUMBER OF SHARES

In all the cases mentioned in article 7.2 hereof, the Board of Directors of the Company shall adjust the number of shares under option, so that the purchase price remains constant.

However, the adjusted number shall be rounded up to the immediately superior unit.

8. REMOVAL FROM QUOTATION

The removal of the shares from quotation on the NASDAQ, as well as the quotation of the shares on another capital market, shall not challenge the rights and obligations of the Beneficiary as they are provided hereof.

9. UNAVAILABILITY

Pursuant to article L 225-183, paragraph 2 of the French Commercial Code, until the share purchase option has been exercised by the Beneficiary, the corresponding rights are unavailable.

However, as it is provided in article 4.1 hereof, in case of death of the Beneficiary, his heirs could exercise the share purchase option within a period of six (6) months as from the decease.

Any sale, transfer of ownership, pledge, collateral warranty, or security of any kind, given or accepted by the Beneficiary in connection with the shares under option which the Beneficiary has not already purchased shall be null and void

Share Purchase Option Plan – 2010

10. INDEPENDENCE OF THE CLAUSES

If any provision hereof is held prohibited or void, at any time, by a competent authority or judicial body, this shall not challenge the remaining provisions that shall be considered as independent and as having been written or rewritten, depending upon the case, without this prohibited or void provision.

11. APPLICABLE LAW AND COMPETENT TRIBUNALS

The present agreement is subject to French law.

The tribunals located within the jurisdiction of the Court of Appeal of LYON shall have exclusive jurisdiction over any matter relating thereto, in particular concerning the formation, the validity and the construction of the present agreement.